EXHIBIT 10.1

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (“this Agreement”) is made as of April 29, 2014 (the “Contract Date”) by and between HARRISON PLACE INVESTMENTS, LLC, an Indiana limited liability company (“Seller”), and STEADFAST ASSET HOLDINGS, INC., a California corporation (“Buyer”).
R E C I T A L S:
WHEREAS, Seller is the fee simple owner of the following real property:

307- unit apartment project located at 5812 Beatle Drive, Indianapolis, Indiana and the land on which it is located (as more particularly described in Exhibit A), commonly known as “Harrison Place Apartments”.

WHEREAS, Buyer desires to acquire the Property from Seller, and Seller desires to sell the Property to Buyer, upon and subject to the terms and conditions herein set forth;

NOW, THEREFORE, the parties agree as follows:
1.    Certain Definitions. When used in this Agreement, the following terms shall have the respective meanings as set forth opposite each such term:

(a)	Adjustment Date: Shall have the meaning set forth in Section 11 of this Agreement.

(b)	Assumption of Leases and Property Agreements: Shall have the meaning set forth in Section 12 of this Agreement.

(c)	Business Day: Any day which is not a Saturday, Sunday or federal holiday.

(d)	Closing: Shall have the meaning set forth in Section 9 of this Agreement.

(e)	Closing Date: Shall have the meaning set forth in Section 9 of this Agreement.

(f)	Deed: Shall have the meaning set forth in Section 4(a) of this Agreement.

(g)	Due Diligence Materials Date: Shall have the meaning set forth in Section 6(a) of this Agreement.

(h)	Due Diligence Period: The period starting on the Contract Date and ending on that date that is thirty (30) days after the Due Diligence Materials Date.

(i)	Earnest Money: Shall have the meaning set forth in Section 3 of this Agreement.

(j)	Employees: All persons employed by Seller who perform services at or for the Property.

(k)	Exchange: Shall have the meaning set forth in Section 30 of this Agreement.

(l)
Excluded Marks: Any and all proprietary systems, trade secrets and proprietary information, and other intellectual property used by Seller on its behalf in the marketing, operation or use of the Property; including but not limited to the domain address http:/jcappm.com. Notwithstanding the immediately preceding sentence, Excluded Marks do not include those words and domain names expressly included in the Intangible Property.

(m)
Hazardous Materials: Those elements or compounds which are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency (“EPA”) and described as toxic or a hazardous substance waste or material or a toxic pollutant or contaminant, or words of similar import, on or any list of toxic pollutants designated by Congress or the EPA or defined by the State of Indiana or any other governmental authority with jurisdiction over the Property regulating, relating to, or imposing liability (including strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, including, without limitation asbestos-containing material, PCBs, lead-based paints, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which have been shown by generally accepted scientific evidence to cause cancer or reproductive toxicity.

(n)
Intangible Personal Property: A collective reference to all entitlements and intangible personal property in connection with or arising out of the design, construction, ownership, occupancy, use, management, operation, maintenance, repair or ownership of the Real Property, including without limitation all tradenames, service marks, trademarks and logos associated with the Real Property, if any, including Seller’s rights and interest, if any, in the name “Harrison Place Apartments”; the domain name “http:/harrisonplaceapt.com”; and Seller’s rights and interest, if any, in and to any plans, specifications, architectural and other engineering drawings for all of the buildings, structures and other improvements constructed on or proposed to be constructed on the Real Property; warranties, guaranties and other contract rights, zoning approvals and other Licenses (to the extent assignable); tenant lists, correspondence with tenants, booklets, manuals and other promotional materials with respect to the Real Property; and all phone number(s) and fax number(s) used exclusively in the operation or management of the Real Property by Seller or its property manager.

(o)	Land: The land described on Exhibit A attached hereto and made a part hereof.

(p)
Laws: All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, directions, and requirements of all governmental authorities having jurisdiction over the Property or the use or operation thereof.

(q)
Leases: A collective reference to all leases, subleases, or other occupancy agreements pursuant to which any person has the right to occupy space in the Real Property, including without limitation, all amendments and modifications thereto and any new leases that may be made after the Contract Date but prior to the Closing Date by Seller pursuant to the terms hereof.

(r)	Lease Files: Shall have the meaning set forth in Section 7(a)(ix) of this Agreement.

(s)
Licenses: Any and all licenses, permits, entitlements and other governmental approvals issued by any governmental authority having jurisdiction over the Property relating to the ownership or operation of the Property, including without limitation, any certificates of occupancy, together with any renewals and modifications thereof.

(t)	Permitted Exceptions: Shall have the meaning set forth in Section 4(b) of this Agreement.

(u)
Property: Collectively, the Intangible Personal Property, the Real Property, the Tangible Personal Property, the Leases, the Licenses, and the Property Agreements. Included in the Property shall be any and all the foregoing items in which Seller has any right, title or interest, to the extent the same is used exclusively in connection with the Real Property unless otherwise expressly agreed to by Buyer.

(v)
Property Agreements: All service contracts, equipment leases and any other leases with respect to the Property in which Seller or Seller’s agent is a party, to the extent assignable, and other contracts pertaining to the operation, leasing, advertising, management, maintenance or repair of the Property, a listing of all of which is attached hereto as Schedule 7(a)(ix), but excluding the Leases and the contracts that will be terminated effective upon Closing as required hereunder.

(w)	Purchase Price: Shall have the meaning set forth in Section 3 of this Agreement.

(x)
Real Property: The Land, together with all buildings, fixtures, structures, parking areas, landscaping and other improvements located thereon or therein, including all replacements or additions thereto between the Contract Date and the Closing Date made in the normal course of Seller’s business and consistent with past practice and the terms of this Agreement, subject to any Casualty (as defined in Section 13 of this Agreement), and all of Seller's right, title and interest in and to all rights, privileges, easements, and appurtenances benefiting the Land and/or the improvements.

(y)	Qualified Intermediary: Shall have the meaning set forth in Section 30 of this Agreement.

(z)	Rents: All rental income from the Property and other amounts payable by tenants to Seller under the Leases.

(aa)
Survey: A survey of the Real Property prepared by a surveyor duly licensed in the jurisdiction in which the Real Property is located and certified to Buyer and the Title Company having been prepared in accordance with ALTA/ASCM 2011 Minimum Standard Detail Requirements.

(bb)
Tangible Personal Property: A collective reference to all machinery, equipment, fixtures, furnishings, vehicles, artwork, and other tangible personal property, if any, owned by Seller and either (1) situated in or upon the Real Property or (2) used exclusively in connection with the operation or maintenance of the Real Property or any part thereof, together with all replacements or additions thereto between the Contract Date and the Closing Date made in the normal course of Seller’s business and consistent with past practice and the terms of this Agreement, a list of which is attached hereto as Exhibit B, as said list may be supplemented by Seller on or before the Closing Date to reflect changes consistent with the provisions of Section 8 of this Agreement.

(cc)
Title Commitment: A current commitment for an ALTA 2006 Owner’s Title Insurance Policy for the Real Property issued by the Title Company, covering title to the Real Property and showing Seller as owner of the fee simple interest in the Real Property.

(dd)	Title Company: Chicago Title Insurance Company, also sometimes hereinafter known as Escrow Agent.

(ee)	Title Policy: Shall have the meaning set forth in Section 5 of this Agreement.
2.    Agreement to Buy and Sell. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and convey to Buyer at the Closing, and Buyer agrees to buy and take from Seller all in its “AS IS” condition at the Closing, except as otherwise provided in this Agreement or in any of Seller’s Closing Documents (as defined in Section 12(a) of this Agreement), all of Seller’s right, title, estate and interest in and to the Property. Notwithstanding any provision of this Agreement to the contrary, there shall be specifically excluded from the Property and from the purchase and sale transaction for which this Agreement provides: (i) any and all rights to use Excluded Marks; and (ii) any and all computer software (other than Microsoft Office if currently installed on the computer hardware and to the extent transferrable to Seller without fee to Buyer), including all programs and applications.
3.    Consideration and Payment. Buyer agrees to pay to Seller for the Property the sum of Twenty Seven Million Nine Hundred Thousand Dollars ($27,900,000) (the “Purchase Price”) payable by Buyer to Seller as follows:
(a)    Three Hundred Thousand Dollars ($300,000) in earnest money to be deposited by Buyer in escrow with the Escrow Agent (as defined below) within three (3) Business Days after the Contract Date (as it may be supplemented, and together with any interest earned thereon, the “Earnest Money”).
(b)    The balance of the Purchase Price, plus or minus prorations, shall be deposited in escrow by Buyer on or before the Closing Date in immediately available funds.

Upon the full execution of this Agreement, Seller shall open an escrow account with the Title Company, in its capacity as “Escrow Agent”, and Buyer shall deposit the Earnest Money therein. Seller shall notify Buyer of the opening, the number of the escrow, wire transfer instructions for funding the Earnest Money and the employee or employees of the Title Company in charge of the escrow. Each party shall execute such documentation as may be reasonably required by the Escrow Agent, including reasonable standard form escrow conditions, which do not conflict with the terms of this Agreement and which in any event shall provide that, in the event of a conflict between this Agreement and any such escrow instructions, the terms of this Agreement shall control to the extent of the conflict. The Earnest Money, when delivered to the Title Company, shall be deposited by the Title Company in one or more government insured interest-bearing accounts satisfactory to Buyer (which shall have no penalty for early withdrawal and shall not be commingled with any funds of Escrow Agent or any other person or entity) and any interest earned, net of any account charges, shall be added to the Earnest Money. If Buyer shall fail or refuse to deposit the Earnest Money with Escrow Agent on or before the date which is four (4) Business Days after the Contract Date, Seller shall have the right to terminate this Agreement by giving notice of termination to Buyer and the Escrow Agent, whereupon no party shall have any further rights, duties, obligations or liabilities under this Agreement. In the event of a termination of this Agreement by either Seller or Buyer for any reason other than pursuant to Section 6(c), Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth (5th) Business Day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may either disburse the Earnest Money in accordance with a jointly executed instruction letter from Seller and Buyer or, if no such instruction letter is received within five (5) Business Days after the Escrow Agent’s receipt of the original letter identifying the dispute, interplead the Earnest Money into a court of competent jurisdiction in the county in which the Escrow Agent is located. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.
4.    Conveyance/Permitted Exceptions.
(a)    Seller shall deposit in escrow a good and sufficient Special Warranty Deed in the form attached hereto as Exhibit D (“Deed”), conveying to Buyer title to the Real Property free and clear of all encumbrances of persons claiming by, through or under Seller, except the Permitted Exceptions.
(b)    Following the Contract Date, Buyer shall order a Title Commitment covering the Real Property, together with legible and complete copies of all recorded documents listed as exceptions therein. Buyer, at its option, may obtain an updated Survey or new Survey, at Buyer’s sole cost. On or before the date that is twenty (20) days after the Contract Date (“Title Objection Period”) Buyer shall notify Seller in writing of any objections Buyer has, in Buyer’s sole and absolute discretion, to any matters shown on the Title Commitment and/or any Survey (“Title Objection Notice”). All objections raised by Buyer in the manner herein provided are hereafter called “Objections.” Within ten (10) days following Buyer’s delivery of the Title Objection Notice (“Seller’s Cure Period”), Seller shall notify Buyer whether or not Seller agrees irrevocably to remedy or remove any or all such Objections at or prior to Closing (if Seller fails to respond to Buyer in such period, Seller shall be deemed to have refused any Objections to be remedied or removed). In the event Seller refuses (or is deemed to have refused) to remedy or remove any Objections (or agree irrevocably to do so at or prior to Closing) within Seller’s Cure Period, then Buyer, within five (5) Business Days after the expiration of Seller’s Cure Period (“Buyer’s Termination Period”), shall deliver to Seller written notice electing, in Buyer’s sole and absolute discretion, to either (i) terminate this Agreement, or (ii) unconditionally waive any such Objections, failing which Buyer shall conclusively be deemed to have elected (i) above. In the event that, between the date of the Title Commitment and the Closing Date, the Title Commitment is revised such that an exception is added that is not the result of the acts or omissions of Buyer or its agents, contractors or invitees (a “Post Due Diligence Period Exception”), Buyer shall have a period of three (3) Business Days after receiving such revised Title Commitment to object, by notice to Seller, to the new exception. Seller shall have a period of three (3) Business Days after Seller receives Buyer’s objection letter noting the Post Due Diligence Period Exception (“Seller’s Response Deadline”) to respond to Buyer, by notice, as to whether Seller shall agree to cause the Post Due Diligence Period Exception to be removed as an exception to title. If Seller fails to respond to Buyer in such three (3) Business Day period, Seller shall be deemed to have refused to cause the Post Due Diligence Period Exception to be removed. If Seller refuses or is deemed to have refused to cause such Post Due Diligence Period Exception to be removed as an exception to title, Buyer shall have the right to terminate this Agreement by notice to Seller within two (2) Business Days after Seller’s Response Deadline, in which case the Earnest Money shall be returned to Buyer. The outside Closing Date hereunder shall be extended on a day-for-day basis as needed to resolve a Post Due Diligence Period Exception in the time periods set forth in this paragraph. Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to cure title Objections except (i) financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens, (ii) any exceptions or encumbrances to title which are created by, under or through Seller after the date of the Title Commitment without Buyer’s consent, and (iii) any Objections which Seller has specifically agreed, in writing, to cure. The term “Permitted Exceptions” shall mean: the specific exceptions in the Title Commitment approved by Buyer; other exceptions to which Buyer has not raised an Objection as provided herein or has subsequently waived such Objection in writing and that Seller is not required to remove as provided above; real estate taxes not yet due and payable; and rights of tenants (as tenants only) under the Leases.
5.    Title Policy. On the Closing Date, the Title Company shall furnish Buyer with an ALTA 2006 extended coverage Title Policy issued by the Title Company in the amount of the Purchase Price (“Title Policy”), which shall insure title to the Real Property upon the filing of the Deed for record to be good in Buyer, subject only to the Permitted Exceptions and other matters agreed to by Buyer in accordance with Section 4(b) above; provided that Buyer has provided the Title Company with a Survey sufficient for the Title Company to issue an extended coverage policy, otherwise the Title Policy shall exclude extended coverage.
6.    Due Diligence Investigation.
(a)    As promptly as feasible, but no later than three (3) Business Days following the Contract Date, Seller shall provide Buyer with true copies (in electronic format to the extent commercially reasonable and otherwise by providing access at the Real Property to) of all documents and/or materials listed on Exhibit C attached hereto, and such additional items as may be reasonably requested by Buyer, but in each instance only to the extent such documents and/or materials are in Seller’s or property manager’s possession. The date as of which Seller has substantially complied with the requirement in the immediately preceding sentence (and provided the financial information, but not the Leases, required in the following sentence) shall be referred to in this Agreement as the “Due Diligence Materials Date”. Seller hereby acknowledges and agrees that the following are in the possession of Seller or its property manager and will be provided as required in the first sentence of this Section 6(a): monthly operating statements (year-to-date and 3-year historical); year-end financial statements, audited if available (past 3 years); general ledger (year-to-date and 3-year historical); and copies of all Leases. Notwithstanding the foregoing, the Leases will not be delivered to Buyer, but may be reviewed by Buyer at the property management office located at the Property, provided that upon Buyer’s request, Seller shall copy and deliver to Buyer a sample set of twenty percent (20%) of the Leases to be designated by Buyer or its auditor, provided such copying and delivery shall occur within five (5) Business Days after the date Buyer or its auditor shall have informed Seller in writing of the specific Leases to be copied. If this Agreement terminates for any reason, within five (5) days after the date of termination, Buyer shall destroy or deliver to Seller copies of any and all reports, studies, environmental audits, environmental assessments, or other documents or information delivered to Buyer by Seller or on Seller’s behalf.
(b)    For a period starting on the Contract Date and ending on the Closing Date, subject to the provisions of this Section 6(b), Buyer shall have the right, for itself and its agents, employees, representatives, lenders and consultants, to (and, subject to the terms and conditions of this Agreement, Seller shall permit or cause to be permitted such parties access to) enter upon the Real Property for the purpose of inspecting the condition of the Real Property as well as the use and operation thereof and conducting its due diligence investigation to determine the suitability of the Real Property for Buyer’s intended uses thereof (“Due Diligence Investigations”). The right to conduct Due Diligence Investigations includes, but is not limited to, the right to review any matters disclosed in the Title Commitment and Survey, the right of Buyer and Buyer’s agents and representatives to enter upon any portion of the Real Property to take measurements, make non-invasive inspections, make boundary and topographical survey maps, perform appraisals, review and copy the records of the Real Property relating to tenancy, vacancy, rent payment and the like, and review and copy Seller’s other books and records relating to the Property, conduct non- invasive geotechnical, environmental, drinking water, wetland and other studies required by Buyer in its sole discretion, and to determine the adequacy of utilities serving the Real Property, zoning matters and compliance with laws. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its agents or representatives shall conduct any physically invasive testing (including, without limitation, a Phase II environmental assessment) without Seller’s prior written consent. Buyer shall notify Seller at least one Business Day in advance on each occasion (which notice may be via email and without requirement for additional deliveries as required under Section 15) of its intention to enter the Real Property, contact any tenants, or Seller’s contractors or property managers, or inspect any tenant suites, and Seller or Seller’s agents shall have the right to accompany Buyer on any such inspections or meetings. Any activities by or on behalf of Buyer on the Real Property, including, without limitation, the entry by Buyer or the Buyer Related Parties (as defined below) onto the Real Property, or the activities of Buyer or any of Buyer’s agents or representatives on the Real Property (hereinafter called “Buyer’s Activities”) shall be undertaken during normal business hours, unless otherwise agreed to by Seller. Buyer and the Buyer Related Parties shall use commercially reasonable efforts to not damage the Real Property or the Tangible Personal Property in any manner whatsoever or unreasonably disturb or interfere with the rights or possession of any tenant of the Real Property. In the event this Agreement is terminated for any reason, Buyer shall promptly repair any damage to the Real Property or the Tangible Personal Property caused by Buyer’s Activities; provided, however that, at any time prior to Closing or any termination of this Agreement, Buyer shall promptly repair any damage to the Real Property or the Tangible Personal Property caused by Buyer’s Activities if and to the extent that such damage affects the safety of the Real Property, the Tangible Personal Property or any persons in, on or about the same or unreasonably interferes with the use or enjoyment by any tenant of the Real Property, in either case as may be determined by Seller in Seller’s commercially reasonable discretion. Buyer shall keep all findings, recommendations, opinions and information derived from any testing or studies undertaken by or on behalf of Buyer with respect to the Real Property in strict confidence, and shall not disclose any results of such testing or studies to any third party, without the prior written approval of Seller and provided that this obligation shall terminate at Closing. Notwithstanding the foregoing provision, however, Buyer may make such disclosure: (i) as may be required by law or by an order of a court, governmental authority; (ii) to Buyer’s partners, employees, consultants, attorneys, engineers, licensees, prospective investors, and lenders involved in this transaction who are assisting Buyer in determining the feasibility of Buyers acquisition of the Property and any of their respective legal counsel (herein collectively called the “Buyer Related Parties”), so long as such parties are informed to maintain the confidentiality of all such disclosures; and (iii) information that is available to the public (other pursuant to an unauthorized disclosure hereunder). Seller hereby acknowledges and agrees that Buyer and the Buyer Related Parties may communicate with any governmental authority or quasi-governmental authority for the sole purpose of gathering information in connection with the Property or the Seller, or the transaction contemplated by this Agreement.
(c)    Buyer shall have the right to determine for any or no reason in Buyer’s sole and absolute discretion to terminate this Agreement, provided that Buyer provides Seller with notice of such termination on or before 5:00 P.M., Eastern time on the final day of the Due Diligence Period. Buyer’s failure to provide Seller with notice of termination on or before the expiration of the Due Diligence Period will constitute Buyer’s waiver of such termination right. If Buyer elects, or is deemed to have elected, to waive such termination right, then this Agreement shall remain in effect, and the parties shall proceed to the Closing, subject to the terms and conditions hereof. If Buyer elects by timely notice to Seller to terminate this Agreement, the Earnest Money shall be immediately returned to Buyer and no party shall have any further rights, duties, liabilities or obligations under this Agreement except as specifically set forth herein.
(d)    Buyer hereby agrees to protect, defend, indemnify and hold Seller and its officers, directors, employees and agents harmless from and against any physical damage to property or injury to persons caused by Buyer, its agents, contractors, representatives or employees as a result of Buyer’s Activities, except to the extent such loss arises from the gross negligence or willful misconduct of Seller or its officers, directors, contractors, employees, representatives or agents and in no event shall such indemnification obligation be applicable to Buyer’s mere discovery of any preexisting adverse condition at the Property or include (except to the extent awarded by a court or arbitrator to a third party unaffiliated with Seller) any punitive, special, consequential or incidental damages. Buyer acknowledges and agrees that any such investigations and inspections conducted by Buyer or Buyer’s agents, contractors, representatives or employees shall be solely at the risk of Buyer. All of the obligations of Buyer under this Section 6(d) shall survive the termination of this Agreement for a period of (i) three (3) months with respect to the repair obligation above, any other claim of Seller unrelated to a claim of a third party unaffiliated with Seller, or any claim of Seller relating to a claim made by a third party unaffiliated with Seller of which Seller first becomes aware prior to the expiration of said three month period, or (ii) one (1) year with respect to any claim of Seller relating to a claim made by a third party unaffiliated with Seller; provided, however, that if Seller shall have provided written notice to Buyer with reasonable detail of a specified claim that Buyer is responsible for hereunder within the applicable period, then such period shall be extended until such claim is resolved. Prior to any entry by Buyer or any of Buyer’s agents or representatives onto the Real Property, Buyer and any of Buyer’s agents or representatives that Buyer desires to perform any of Buyer’s Activities on the Real Property shall deliver to Seller a Certificate (or Certificates) of Insurance, evidencing (i) its policy of commercial general liability insurance, covering all of its activities on the Real Property, with a single limit of liability of at least $1,000,000 per occurrence and $2,000,000 aggregate; and (ii) workers’ compensation insurance in accordance with applicable law, and certifying that all insurance is in force and effect (such Certificates of Insurance shall be delivered to Seller, at the address for notices set forth in Section 15 of this Agreement). Each such insurance policy shall be written by an insurance company having a rating of at least “A+/VII” by A.M. Best’s Rating Guide (or a comparable rating by a successor rating services) that is authorized to issue insurance in the state in which the Real Property is located. Such insurance policies shall name as additional insureds Seller, JCAP Property Management, LLC and such other parties holding insurable interests as Seller may designate in writing to Buyer. Such insurance shall be written on an “occurrence” basis, and shall be maintained in force until the earlier of (y) the termination of this Agreement, or (z) the Closing.
(e)    If, upon the expiration of the Due Diligence Period, Buyer elects or is deemed to have elected to waive its right to terminate this Agreement pursuant to Section 6(c) hereof, then the Earnest Money shall be non-refundable, except (i) in the event of a default by Seller of its obligations under this Agreement beyond any applicable notice and cure period, (ii) the failure (other than by reason of Buyer’s default of its obligations hereunder) of a condition precedent to Buyer’s obligation to proceed to Closing as set forth in Section 10(a) of this Agreement or (iii) pursuant to the provisions of Sections 7(c)(i), 13 or 14 of this Agreement or any other provision of this Agreement that expressly provides that the Earnest Money is to be returned to Buyer.
(f)    On or before the expiration of the Due Diligence Period, Buyer shall notify Seller in writing as to which of the Property Agreements Buyer elects to assume at Closing, in Buyer’s sole and absolute discretion. Seller shall notify the vendors under those Property Agreements that Buyer has not agreed to assume and, provided that Closing occurs hereunder, such Property Agreements shall terminate effective as of the Closing Date. Seller shall cooperate with Buyer, both before and after the Closing Date, to obtain any approvals or consents required to assign any Property Agreements to Buyer, including, without limitation, sending requests for such approvals or consents to the party or parties whose consent or approval is required. Prior to the Closing Date, if Seller fails to send any such request for approval or consent within five (5) business days after Seller’s receipt of written notice from Buyer to make such request, Buyer may do so. On and after the Closing Date, if Seller fails to send any such request for approval or consent on the same day (or the next Business Day occurring thereafter if other than a Business Day) after Seller’s receipt of written notice from Buyer to make such request, Buyer may do so. Seller’s obligations under this paragraph shall survive the Closing.
7.    Representations and Warranties.
(a)    Seller represents and warrants to Buyer as of the Contract Date and, subject to the provisions of Section 7(c) below, as of the Closing Date that:
(i)    Seller has fee simple title in and to the Real Property, subject to the Permitted Exceptions.
(ii)    Seller is the sole owner of all of the Intangible Personal Property and the Tangible Personal Property and all of such personal property is (or shall be at Closing) free and clear of liens, security interests, encumbrances, or claims. All of the Tangible Personal Property is (or will be at Closing) located at the Real Property.
(iii)    Seller is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Seller’s right to enter into and carry out this Agreement. Seller is duly organized and validly existing as a limited liability company and in good standing under the laws of the State of Indiana, and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken and such action has not been rescinded or modified by Seller.
(iv)    Neither the execution of this Agreement or the consummation of the transactions contemplated herein will constitute a breach under any contract or agreement to which Seller is a party or by which Seller is bound or affected or which encumbers the Property or any part thereof. No consent, waiver approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated herein.
(v)    Seller has not received service of process with respect to any actions, suits or proceedings before any arbitrator, mediator, judicial body or governmental or quasi-governmental authority or any other writ, injunction, decree or demand of any court or governmental authority filed or otherwise pending, or to Seller’s actual knowledge are any such matters threatened against or encumbering the Property or against Seller, except for matters as may be covered by Seller’s commercial general liability insurance policy (all of which have been disclosed, or promptly after the date hereof will be disclosed, in writing to Buyer).
(vi)    Seller has not received any written notice indicating that the Property or Seller is subject to any zoning or building code violations, any violations of any applicable law, rule, regulation or ordinance or governmental approval, or any breach of any Permitted Encumbrance, in each instance that has not previously been cured, and to Seller’s actual knowledge, there is no violation or breach of any of the foregoing.

(vii)    During Seller’s ownership of the Real Property, Seller has not received any written notice from any governmental agency or any other person or entity that any Hazardous Materials have been or are currently on or under the Real Property. To Seller’s actual knowledge, except as disclosed in the documents delivered or made available to Buyer hereunder by or on behalf of Seller, no person or entity has used, generated, manufactured, installed, released, discharged, stored or disposed of any Hazardous Materials on, under, in or about the Property, or transported any Hazardous Materials to or from the Property, in violation of any law; and there are no underground storage tanks located on, under or in the Property.
(viii)    During Seller’s ownership of the Real Property, Seller has not received any written notice of and Seller has no actual knowledge of any unresolved and presently existing or pending (or threatened in writing): (i) condemnation of any part of the Real Property; (ii) special tax or assessment to be levied against the Real Property; or (iii) change in the zoning classification of the Real Property.
(ix)    To Seller’s actual knowledge, Schedule 7(a)(ix) is a true, correct and complete schedule of all of the Property Agreements. To Seller’s actual knowledge, Seller has provided Buyer with true, correct and complete copies of all Property Agreements. To Seller’s actual knowledge, none of the Property Agreements has been amended, modified or terminated except as indicated on Schedule 7(a)(ix) or in the disclosure documents and no default by any of the parties thereto (including Seller) exists under any of the Property Agreements.
(x)    Leases:
(A)    Schedule 7(a)(x) is a true and correct copy of the most recent rent roll of the Property prior to the Contract Date and is (and any update thereto provided under Section 8(vii) or 12(a)(xiii) below (each, a “Rent Roll”) will be) accurate in all material respects with respect to all of the Leases in effect as of the date thereof, and none of the Leases has been amended, modified or terminated except as indicated on Schedule 7(a)(x) or as indicated in the tenant lease files (the “Lease Files”).
(B)    All of the Leases are presently in full force and effect, and, to Seller’s actual knowledge, there are no material defaults thereunder, whether by Seller or any tenant except as disclosed on Schedule 7(a)(x) or in the Lease Files.
(C)    To Seller’s actual knowledge, the Lease Files that Seller shall deliver to Buyer under Section 6(a) of this Agreement contain all of the legal documents that comprise the Leases.
(D)    To Seller’s actual knowledge, there are no persons leasing, using or occupying the Real Property or any part thereof except the tenants under the Leases, their family members, invitees, roommates, and others there with the consent of the respective tenant.
(E)    Except as disclosed on the applicable Rent Roll, to the actual knowledge of Seller, (i) no monthly rent has been paid more than one (1) month in advance (except as otherwise expressly permitted or required pursuant to the terms of the Lease), (ii) no security deposit or prepaid rent has been paid and (iii) no concession, moving or relocation allowance or credit, or other payment or credit of any kind is presently owed, or will or could become due and payable, to any tenant under the Leases other than Seller’s standard renewal credits offered to tenants as set forth in the following sentence. Seller offers credits to tenants to encourage early renewals of Leases as follows: (y) a $150 credit for renewals entered into on or before the date that is 120 days prior to the expiration of the Lease being renewed; and (z) a $50 credit for renewals entered into after the date that is 120 days prior to the expiration of the Lease being renewed but on or before the date that is 90 days prior to the expiration of the Lease being renewed, which amounts are credited to the rent due for the first month of the renewal term and are shown on the renewal agreement.
(F)    Other than liens, encumbrances and security interests that will be terminated at or prior to Closing, Seller has not assigned, transferred, pledged or encumbered in any manner any of Seller’s right, title, or interest in or to the Leases or any rents or other amount payable by any tenant thereunder.
(xi)    Seller has received no written notice from any third party of any currently existing latent or other currently existing material defect in the improvements to the Real Property or any material component thereof (including the roof and foundation), or the mechanical, electrical, plumbing and life safety systems, that has not been included in the items delivered by Seller pursuant to Section 6(a).
(xii)    Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or any other proceeding for the relief of debts in general, nor to Seller’s actual knowledge has any such proceeding been instituted by or against Seller.
(xiii)    To Seller’s knowledge, all of the items provided to Buyer pursuant to Section 6(a) are complete copies of the documents in Seller’s or its property manager’s possession, and are documents used and relied upon by Seller in its ownership and operation of the Property in the ordinary course of its business. To Seller’s actual knowledge, the items listed on Exhibit C are the documents Seller uses in the operation of the Property and no documents in Seller’s possession that are critical to Seller’s ownership or operation of the Property have been purposefully withheld from those items being made available to Buyer under this Agreement.
(xiv)    All employees of Seller or Seller's property manager employed at or in connection with the Property have been paid their respective salaries and any fringe benefits (including vacation and sick-leave) accruing through the date hereof and will be paid in full as of the Closing Date.
(xv)    Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
(b)    Buyer represents and warrants to Seller as of the Contract Date and as of the Closing Date that:

(i)    Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken and such action has not been rescinded or modified.
(ii)    Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement. Buyer is a duly organized and validly existing corporation in good standing under the laws of the state of California and has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and this Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.
(iii)    Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute a breach under any contract or agreement to which Buyer is a party or by which Buyer is bound or affected.
(c)    The matters set forth in Section 7(a) constitute representations and warranties by Seller which are as of the Contract Date and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall at the Closing be true and correct. Except as otherwise provided in Section 7(d) of this Agreement, if, during the period between the Contract Date and the Closing Date, Seller learns of, or has a reason to believe that any of its representations and warranties may cease to be true in any material and adverse respect by reason of a change in circumstances or otherwise arising from or after the Contract Date, Seller shall give prompt notice to Buyer. In the event that Seller delivers such notice to Buyer (a “Change Notice”) or Buyer otherwise obtains actual knowledge that any such representation or warranty has ceased to be true in any material and adverse respect prior to Closing by reason of a change in circumstances or otherwise arising from or after the Contract Date (“Buyer Knowledge”) and, in either such event, (x) such Change Notice or Buyer Knowledge relates solely to subsections 7(a)(v) – (xi), (y) Seller is not in breach of its obligations in any material way under Section 8 below, and (z) Seller has used commercially reasonable efforts to cause such representation and warranty to continue to be true and correct in all material respects, then, Seller shall not be in breach of its obligations under this Agreement but Buyer shall have the right, in its sole discretion, to either (i) terminate this Agreement within ten (10) days after the earlier of (aa) the date that Buyer receives a Change Notice or (bb) the date Buyer gains Buyer Knowledge, in which event the Earnest Money shall be returned to Buyer, and no party shall have any further rights, duties, obligations or liabilities under this Agreement except as specially set forth herein; or (ii) proceed to Closing and waive all of its rights and remedies against Seller after Closing with respect to the failure of the representation or warranty to be true and correct; in all other events, Buyer shall be entitled to all rights and remedies with respect to such breach as are set forth in Section 33 below. Subject to satisfaction of the items set forth in subsections (y) and (z) of the preceding sentence, Seller shall have no liability, obligation or responsibility, and shall not be in default of its obligations under this Agreement with respect to any representation or warranty in subsections 7(a)(v) – (xi) hereof that was true and accurate as of the Contract Date and which subsequently becomes untrue or inaccurate for any reason due to the passage of time, litigation initiated against Seller by a third party after the Contract Date, or any other events occurring after the Contract Date, provided that if Seller has actual knowledge of such change in circumstances prior to the Closing it has promptly (but in no event later than two (2) Business Days after Seller’s receipt of actual notice) notified Buyer of such change. If Buyer fails to notify Seller that it has elected to terminate this Agreement pursuant to its rights under this Section 7(c), then Buyer shall be deemed to have elected to proceed to Closing in accordance with subsection 7(c)(ii) hereof. As used in this Agreement, the phrase “to Seller’s actual knowledge” (I) shall mean and apply to the actual knowledge of Brian Johnson, the President of JCAP Management Limited Partnership, or Vincent Prunier, the asset manager for the Real Property (collectively, the “Seller’s Knowledge Individual”), and not to any other persons, (II) shall mean the actual (and not implied or constructive) knowledge Seller’s Knowledge Individual without any duty on Seller’s Knowledge Individual to conduct any investigation or inquiry of any kind, and (III) shall not apply to or be construed to apply to information or material which may be in the possession, custody or control of Seller generally or incidentally, but which is not actually known to Seller’s Knowledge Individual. Seller’s representations and warranties shall survive the Closing for a period of one (1) year after the Closing Date and any claim thereunder to be effective must be asserted in accordance with the provisions of Section 18.
(d)    Notwithstanding anything to the contrary in this Agreement, any changes in tenant composition between the Contract Date and the Closing Date, whether arising from eviction proceedings or normal tenant turnover shall not give rise to any claim on the part of Buyer or affect Buyer's obligations under this Agreement, except to the extent such changes are the result of Seller failing to fulfill its obligations under Section 8.
8.    Actions of Seller Prior to Closing. From the Contract Date through the Closing Date, Seller shall:
(i)    Continue to manage, operate and maintain the Property in a manner consistent with Seller’s current practices in effect as of the Contract Date, subject to any Casualty, and in accordance with commercially reasonable standards, including, but not limited to maintaining in full force and effect Seller’s current property insurance on the Improvements (“Seller’s Property Insurance”).
(ii)    Use efforts consistent with Seller’s current practices in effect as of the Contract Date to preserve the operation of the Property (including continued leasing of units in the Real Property in the ordinary course of business at rent rates and concessions consistent with Seller’s current practices in effect as of the Contract Date), to keep supplies at operating levels consistent with the past practice of Seller at the Property, to keep available the level of services presently provided and to preserve the good will and relationships of Seller’s suppliers, customers and others having business relationships with the Property. Notwithstanding anything herein to the contrary, under no circumstance shall Seller enter into any new lease for a term of less than 6 months or more than 1 year, or accept any payments under any Leases more than 2 months in advance.
(iii)    Not enter into any easements or other agreements affecting the Real Property (except for Leases entered in compliance with this Agreement) or otherwise sell, encumber or permit to be encumbered or any or all of the Real Property, except for any inchoate lien for real property taxes the payment of which is not yet due, unless otherwise agreed to in writing by Buyer.

(iv)    Not sell, encumber or otherwise dispose of any or all of the Tangible Personal Property, except sales and dispositions in the ordinary course of business and provided any Tangible Personal Property sold or disposed of is replaced with Tangible Personal Property of similar type, quality and function.
(v)    Except as to the Leases complying with the terms hereof and agreements entered into in the ordinary course of business that are terminable without cause or payment of any penalty or premium on thirty (30) days notice, not enter into any agreement that would have an obligation affecting Buyer or the Property after the Closing Date without Buyer’s prior written consent.
(vi)    Comply in all material respects with the Leases, Contracts, Permitted Exceptions, and all laws, statutes, rules, regulations and ordinances applicable to the Property.
(vii)    Promptly: (1) provide to Buyer copies of all written communications received by Seller from and after the Contract Date asserting any breach, default or violation of the Leases, Contracts, Permitted Exceptions, or any laws, statutes, rules, regulations or ordinances applicable to the Property; (2) provide to Buyer copies of all written communications received from any person or given by Seller to any from and after the Contract Date concerning any past or present release or threatened release of Hazardous Materials in, on or under the Real Property (or any nearby real property which could migrate to the Real Property) or any past or present violation of any environmental laws; (3) notify Buyer in writing of any litigation, arbitration, condemnation or administrative hearing before any court or governmental agency concerning Seller or the Property that is instituted after the Contract Date, other than eviction or unlawful detainer actions that will be completed prior to Closing; (4) provide to Buyer copies of any Leases or Contracts entered into after the Contract Date in accordance with the terms of this Agreement, and any documents or materials received by Seller from and after the date hereof that would have been included in items delivered under Section 6(a) if received prior to the Contract Date; and (5) within two (2) Business Days after Seller’s receipt of request therefor, provide to Buyer an updated Rent Roll.
9.    Closing.
(a)    Unless the parties otherwise agree in writing or unless extended by any express provision of this Agreement, provided that on or before the Closing Date all of the events necessary to the completion of this transaction as described in Section 10 shall have occurred, this transaction will be closed through escrow (the “Closing”) on a date selected by Buyer with the reasonable approval of Seller, but in no event later than the date which is thirty (30) days after the last day of the Due Diligence Period (the “Closing Date”). Buyer shall keep Seller reasonably informed as to Buyer’s targeted Closing Date.
(b)    Subject to the terms and conditions of this Section 9, Buyer shall have the right, at its option and so long as Buyer shall not then be in default beyond any applicable notice and cure period with respect to any of the agreements, covenants, or obligations of Buyer set forth in this Agreement, to extend the Closing Date for up to one (1) additional period of thirty (30) days (the “Extension Period”) from the Closing Date set forth in Section 9(a). In the event that Buyer shall desire to elect its option to extend the Closing

Date for the Extension Period, then and in such event and in order so to do, Buyer shall give notice thereof to Seller and Escrow Agent not later than five (5) days prior to the original Closing Date as specified in Section 9(a) and shall pay to Escrow Agent on or before such original Closing Date the sum of Three Hundred Thousand Dollars ($300,000.00), as an additional contribution to the Earnest Money (the “Extension Earnest Money”). For the purposes of this Agreement, upon the payment by Buyer to Escrow Agent of the Extension Earnest Money, all references in this Agreement to “Earnest Money” shall be deemed to include the Extension Earnest Money.
10.    Conditions to Closing.
(a)    Buyer’s obligation under this Agreement to acquire the Property is subject to the fulfillment at or prior to the Closing Date of the following conditions:
(i)    Seller shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date (it being agreed that any failure of Seller to perform its obligations under Section 8 and/or Section 12(a) shall be material non-performance by Seller).
(ii)    Seller shall have provided to Title Company a commercial reasonable owner’s affidavit and such other documentation as reasonably required by Title Company of Seller in order for Title Company to issue to Buyer the Title Policy in the form agreed upon under Section 5 hereof.
(iii)    The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date.
(iv)    Any management agreement in effect with respect to the Property shall have been terminated on or before the Closing.
(v)    There shall exist no pending or threatened (in writing) actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.
If any condition specified in this Section 10(a) is not timely satisfied, Buyer shall be entitled to terminate this Agreement by notice to Seller, in which case the Earnest Money shall be immediately returned to Buyer and except, as provided in this Agreement (including Section 33, which rights and remedies shall continue to be available to Buyer to the extent provided therein), both parties shall be released from all liability under this Agreement other than those obligations that expressly survive termination.
(b)     Seller’s obligation under this Agreement to sell the Property is subject to the fulfillment as of the Closing Date of the following conditions:

(i)    Buyer shall have paid the Purchase Price less the Earnest Money and as adjusted in accordance with Section 11 to the Escrow Agent in escrow.
(ii)    The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as if made on and as of the Closing Date.
If any condition specified in this Section 10(b) is not timely satisfied, Seller shall be entitled to pursue any or all of its remedies as would be available to it under Section 33 in the case of a Buyer default.
11.    Prorations and Charges. The provisions of this Section 11 shall survive the Closing of the transactions contemplated by this Agreement:
(a)    Buyer and Seller acknowledge that in the State of Indiana, a property owner receives in a given calendar year a property tax bill for taxes due with respect to the immediately preceding calendar year. Seller shall be entirely responsible for all 2013 taxes and Buyer and Seller shall prorate 2014 taxes based on the actual period of ownership of each; but because the amount of such taxes is not known as of the Closing Date, they shall be apportioned on the basis of the amounts for the preceding year, with a reapportionment as soon as the new amounts can be ascertained. Accordingly, Seller acknowledges and agrees that Seller shall have liability for a prorated portion of the property taxes to be assessed with respect to the Real Property for the tax year of 2014, for which the tax bills shall be issued in 2015 and such reapportionment may result in additional amounts being owed by Seller. This provision shall survive the Closing of the transactions contemplated by this Agreement.
(b)    Seller shall be charged the following amounts at Closing: (i) one-half (½) of the escrow fee; (ii) the cost of the title exam and the base premium (including for extended coverage) for the Title Policy; (iii) the costs of recording the Deed; and (iv) any transfer taxes, stamp taxes, or similar conveyance taxes, if any. Buyer shall be charged the following amounts at Closing: (i) the cost of any endorsements to the Title Policy (other than in connection with the issuance of an ALTA extended coverage owner’s policy or as otherwise agreed to by Seller) and the costs of any mortgagee policies of title insurance; (ii) one-half (½) of the escrow fee; (iii) all other recording costs; (iv) any financing costs; and (v) the cost of any updated or new Survey obtained by Buyer as provided in Section 4(b). Each party shall pay its own attorneys’ fees.
(c)    All prorations, adjustments and final readings (other than those with respect to taxes, which shall be governed by Section 11(a)) shall be made as of the Closing Date (the “Adjustment Date”), by the Title Company based on information provided by the parties. In general, any and all items of current revenue and expenses relating to the Property on the Adjustment Date (other than any Property Agreements that are not being assumed by Buyer) shall be prorated as of the Adjustment Date so that Seller shall bear all expenses with respect to the Property and shall have the benefit of all income with respect to the Property through, and including, the period preceding the Adjustment Date and Buyer shall bear all expenses with respect to the Property and shall have the benefit of all income with respect to the Property on and after the Adjustment Date, as follows:
(i)    Payments under any Property Agreements that are being assumed by Buyer and for any transferable Licenses shall be prorated as of the Adjustment Date, with any lump sum or up front payments paid to Seller with respect to any such Property Agreement being prorated such that Buyer will receive a credit against the Purchase Price equal to the product of the amount of the lump sum or upfront payment multiplied by a fraction the numerator of which is the number of months remaining under the applicable Property Agreement after the Closing and the denominator of which is the total number of months of the applicable Property Agreement.
(ii)    Collected Rents shall be prorated for the month in which Closing occurs, with Buyer receiving a credit against the Purchase Price for the prorated amount (as of the Adjustment Date) of all Rent previously paid to or collected by Seller and attributable to any period on or after the Adjustment Date. Buyer shall apply Rent and, except as provided in clause (v) below for RUBS (as hereinafter defined), other income from tenants that was delinquent as of the Adjustment Date but actually collected after the Closing first to the obligations then owing to Buyer for its period of ownership, remitting the balance, if any, to Seller to the extent of such delinquency. Any prepaid rents for any month following the month in which the Closing Date occurs shall be paid over by Seller to Buyer. For a period of sixty (60) days after the Closing Date, Buyer shall use reasonable efforts to collect all rents which are delinquent as of the Adjustment Date with no obligation to incur any expenses or commence litigation to collect such rents. Commencing as of sixty one (61) days after the Closing Date, Seller may pursue collection as to any such rent not collected by Buyer provided that Seller shall have no right to terminate any Lease or any tenant's occupancy under any Lease in connection therewith or otherwise unreasonably interfere with Buyer’s operation of the Property. Any leasing commissions with respect to the Leases shall be the sole responsibility of Seller, and shall be paid or discharged fully at or prior to Closing.
(iii)    Final readings and final billings for utilities including water, sewer, electric, gas, telephone, trash removal, garbage removal, and cable or satellite television shall be made as of the Adjustment Date. Seller shall pay all outstanding amounts allocable or attributable to the time period prior to the Closing Date, or such amounts shall be credited to Buyer at Closing. If final readings and billings cannot be obtained prior to Closing, they shall be apportioned on the basis of the amounts for the period, with a reapportionment as soon as the final bills are received by Buyer.
(iv)    Buyer shall receive a credit at Closing for security deposits and other refundable miscellaneous deposits under the Leases and prepaid rent. Buyer shall not receive a credit for free rent or other concessions given to tenants under the Leases.
(v)    Within ninety (90) days after the Closing Date, all reimbursable utility bills for utility charges incurred by Seller and reimbursable to Seller from the tenants under the Leases for periods prior to Closing (“RUBS”), if received by Buyer, shall be remitted by Buyer to Seller. Thereafter, Buyer shall have no obligation to remit RUBS income to Seller.
(d)    If any of the items subject to proration hereunder cannot be prorated as of the Adjustment Date because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations as of the Adjustment Date are discovered subsequent to the Close Date, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Close Date and the proper party reimbursed within thirty (30) days after such party’s receipt of written demand therefor. This covenant shall survive the Closing of the sale contemplated hereby for a period of thirty (30) days following receipt of the 2014 tax bill in 2015 with respect to tax prorations and ninety (90) days with respect to all other prorations, and shall then terminate.
(e)    Not more than forty-eight (48) hours prior to Closing (“Walk Though Date”), a representative of Buyer and a representative of Seller shall conduct an onsite walk-through of the then unoccupied rental units on the Property to determine whether such unoccupied rental units are in “rent ready” condition. With respect to any rental unit that is vacated either (a) on or before five (5) days prior to Closing that Seller has not placed in a “rent ready” condition before the Walk Through Date or (b) on or after the Walk Through Date, Buyer shall receive the Per Unit Credit (as hereinafter defined) against the Purchase Price at Closing. As used herein, “‘rent ready’ condition” means Seller’s practice and procedures, as of the Contract Date, for placing units in “rent ready” condition. As used herein, “Per Unit Credit” shall mean the amount of $1,000 per unit, except that if Closing occurs between the 30th day of a month and the 8th day of the immediately succeeding month (inclusive), the Per Unit Credit shall be $250 per unit. Nothing contained in this paragraph shall be construed as limiting Buyer’s rights and Seller’s obligations under the other provisions of this Agreement.
12.    Deliveries.
(a)    Seller shall deliver the following to Buyer (duly executed and notarized where applicable) or through escrow or at the Real Property at or prior to the Closing:
(i)    Seller shall deliver a Special Warranty Deed in the form attached as Exhibit D and in recordable form in Marion County, Indiana for the Real Property, delivering to Buyer fee simple title to the Real Property, subject to the Permitted Exceptions.
(ii)    Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to give effect to the terms and intent of this Agreement.
(iii)    An owner’s affidavit, a gap affidavit, and an affidavit with respect to mechanics’ liens, and proof of Seller’s good standing and authorization, all in form and substance reasonably satisfactory to the Title Company so as to enable the Title Company to delete all of those standard exceptions that it will delete in reliance upon affidavits.
(iv)    A FIRPTA Affidavit prepared by Seller in form acceptable to the Title Company.
(v)    Such other documents as may be reasonably required from Seller by the Title Company so as to enable the Title Company to close escrow on the transaction contemplated by this Agreement and to issue the Title Policy.
(vi)    An assignment and assumption of Leases and Property Agreements (the “Assumption of Leases and Property Agreements”) in the form attached as Exhibit E.

(vii)    A notice to each of the tenants under the Leases in the form attached as Exhibit F notifying each of them of the sale of the Property to Buyer and directing where future payments are to be sent (the “Tenant Notice”).
(viii)    A notice to each of the vendors under the Property Agreements that are being assumed by Buyer in the form attached as Exhibit G notifying each of them of the sale of the Property to Buyer and directing where invoices are to be sent (the “Vendor Notice”).
(ix)    A closing statement identifying the prorations required hereunder.
(x)    A bill of sale (“Bill of Sale”) in the form attached as Exhibit H.
(xi)    An assignment of the Intangible Personal Property (the “Assignment of Intangible Personal Property”) in the form attached as Exhibit I.
(xii)    To the extent each is in Seller’s possession or control, the originals of all books, records, Leases, survey and architect plans and other drawings, Licenses, the Property Agreements and other documents relating to the Property, including tenant records and the Lease Files.
(xiii)    A certified Rent Roll dated not more than one (1) Business Day prior to the Closing Date.
(xiv)    A complete set of keys to the Real Property, tagged for identification.
(xv)    All inventories of supplies on hand at the Property owned by Seller, if any.
(xvi)    Sole possession of the Property, subject to the rights of tenants in possession (as residential tenants only) under the Leases.
The documents listed in Section 12(a)(i)-(xi) and (xiii) are, collectively, “Seller’s Closing Documents”.
(b)    Buyer shall deliver the following to Seller (duly executed and notarized where applicable) through escrow at or prior to Closing:
(i)    The balance of the Purchase Price (subject to the adjustments and prorations required under this Agreement).
(ii)    Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to give effect to the terms and intent of this Agreement.
(iii)    Such other documents as may be reasonably required from Buyer by the Title Company so as to enable the Title Company to close escrow on the transaction contemplated by this Agreement and to issue the Title Policy.
(iv)    The Assumption of Leases and Property Agreements.

(v)    The Tenant Notice.
(vi)    The Assignment of Intangible Personal Property.

13.    Fire or Other Casualty. Seller shall promptly notify Buyer if all or any portion of the Property shall be damaged or destroyed by fire or any other cause (a “Casualty”).
(a)    If all or any portion of the Property shall, after the Contract Date but prior to the Closing, be subject to a Casualty that is material (i.e., such that the cost to replace or repair is equal to or greater than one and one-half percent (1.5%) of the Purchase Price), Buyer may, at Buyer’s option:
(i)    terminate this Agreement, receive the Earnest Money and no party shall have any further rights, duties, obligations or liabilities under this Agreement, except as otherwise specifically set forth herein.
(ii)    remain obligated to perform this Agreement, except that Buyer shall receive a credit against the cash balance of the Purchase Price payable at Closing in the amount of the deductible under Seller’s Property Insurance, and shall further receive all proceeds received by Seller from Seller’s Property Insurance (or if Seller has not yet as of the Closing Date received all such proceeds due it, an assignment from Seller of all of Seller’s right, title, and interest in and to such proceeds; provided, however that if Seller’s insurer does not permit such policy and/or payments to be assigned to Buyer, a credit for such amounts) as a result of such damage or destruction; provided, that rent (business interruption) insurance proceeds shall be prorated as of the Adjustment Date. This provision shall survive the Closing of the transactions contemplated by this Agreement.
(b)    Buyer’s option set forth above shall be exercised within twenty (20) days following notice of such casualty and, if necessary the Closing Date shall be extended to permit Buyer the time necessary to exercise such option. If Buyer fails to respond within such time period, Buyer shall be deemed to have elected to proceed to the Closing in accordance with (ii) above.
(c)    If all or any portion of the Property shall, prior to Closing, be damaged or destroyed by a Casualty to a non-material extent (i.e., such that the cost to replace or repair is less than one and one-half percent (1.5%) of the Purchase Price), Buyer shall remain obligated to perform this Agreement, except that Buyer shall receive a credit against the cash balance of the Purchase Price payable at Closing in the amount of the deductible under Seller’s Property Insurance, and shall further receive all insurance proceeds received by Seller from Seller’s Property Insurance (or if Seller has not yet as of the Closing Date received all such proceeds due it, an assignment from Seller of all of Seller’s right, title, and interest in and to such proceeds; provided, however that if Seller’s insurer does not permit such policy and/or payments to be assigned to Buyer, a credit for such amounts) as a result of such damage or destruction; provided, that rent (business interruption) insurance proceeds shall be prorated as of the Adjustment Date. After the end of the Due Diligence Period, Seller shall not settle any insurance claim without the approval of Buyer, such approval not to be unreasonably withheld, conditioned or delayed. This provision shall survive the Closing of the transactions contemplated by this Agreement.

14.    Condemnation and Eminent Domain. If, after the Contract Date but prior to the Closing, all or any portion of the Property shall be subjected to or threatened in writing with a taking, either total or partial, by eminent domain, condemnation, or for any public or quasi-public use, Buyer shall have the right to either (i) terminate this Agreement by giving notice of termination to Seller, in which case the Earnest Money shall be delivered to Buyer and no party shall have any further rights, duties, obligations or liabilities under this Agreement except as specifically set forth herein; or (ii) proceed to the Closing, in which case Seller shall assign to Buyer at Closing all of the proceeds and/or awards from such condemnation action. Seller and Buyer each agree to forward promptly to the other any notice of intent received pertaining to a taking of all or a portion of the Property by way of condemnation, eminent domain or similar procedure for a taking of the Property in connection with any public or quasi-public use. Buyer’s option set forth above shall be exercised within twenty (20) days following notice of such taking, and, if necessary, the Closing Date shall be extended to permit Buyer the time to exercise such option. If Buyer fails to respond within such time period, Buyer shall be deemed to have elected to proceed to the Closing in accordance with (ii) above. This provision shall survive the Closing of the transactions contemplated by this Agreement.
15.    Notices. Any notice required or permitted to be given hereunder by the parties shall be in writing and shall be sent by a nationally recognized overnight carrier or by electronic mail (with copy by overnight carrier) to the parties at the addresses set forth below, unless different mail and email addresses are given by one party to the other:
As to Seller:    Alex. Brown Realty, Inc.
300 East Lombard Street, Suite 1200
Baltimore, Maryland 21202
Attn: David E. Wolfe, Esquire
Email: david.wolfe@abrealty.com

With a copy to:    James E. Goodrich, Esquire
Saul Ewing, LLP
500 East Pratt Street, 9th Floor
Baltimore, Maryland 21202
Email: jgoodrich@saul.com

As to Buyer:    Steadfast Asset Holdings, Inc.
18100 Von Karman Ave., Suite 500
Irvine, CA 92612
Attn: Ana Marie del Rio, Esq.
E-mail: adelrio@steadfastcompanies.com
Telephone No.: (949) 852-0700

With a copy to:    Steadfast Companies
105 Oronoco Street, Suite 312
Alexandria, Virginia 22314
Telephone No.: 949-825-6704
Email: gdavis@SteadfastCompanies.com
Attention: Virginia Davis, Associate General Counsel
As provided in this Section, any notice shall, for all purposes, be deemed given and received: (a) if given by email, when the email is transmitted to the party's email address specified above during normal business hours or on the next Business Day if not during normal business hours; or (b) if given by a nationally recognized and reputable overnight delivery service, the next Business Day following the Business Day on which the notice is timely deposited with such overnight delivery service for next Business Day delivery.
16.    AS IS SALE. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY SELLER HEREUNDER OR IN ANY OF SELLER’S CLOSING DOCUMENTS, BUYER IS FULLY RELYING ON ITS (OR ITS REPRESENTATIVES’) INSPECTIONS OF THE PROPERTY AND NOT UPON ANY STATEMENTS (ORAL OR WRITTEN) WHICH MAY HAVE BEEN MADE OR MAY BE MADE BY SELLER OR ANY OF ITS REPRESENTATIVES. BUYER ACKNOWLEDGES THAT BUYER HAS OR WILL HAVE (OR ITS REPRESENTATIVES HAVE OR WILL HAVE) INSPECTED AND EXAMINED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER TO ENABLE BUYER TO EVALUATE THE PHYSICAL, LEGAL AND FINANCIAL CONDITION OF THE PROPERTY AND ALL OTHER ASPECTS OF THE PROPERTY (INCLUDING THE ENVIRONMENTAL CONDITION OF THE PROPERTY, COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ALL LEGAL REQUIREMENTS, INCLUDING ALL ZONING ORDINANCES, BUILDING CODES AND SET-BACK REQUIREMENTS, FAIR HOUSING AND AMERICANS WITH DISABILITIES ACT REQUIREMENTS, AND COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH ALL RESTRICTIVE COVENANTS, EASEMENTS, AND OTHER PRIVATE AGREEMENTS). AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT AND THE PURCHASE, BUYER HEREBY AGREES TO ACCEPT THE PROPERTY ON THE CLOSING DATE IN ITS “AS IS,” CONDITION, WITH ALL FAULTS, AND WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, EXCEPT ONLY (A) THE TITLE AND OWNERSHIP REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE DEED AND BILL OF SALE AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENTS EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.
17.    Broker’s Commission. Except for CBRE, Inc., whose commission shall be paid by Seller, Buyer and Seller each represent and warrant to the other that neither Buyer nor Seller has retained or dealt with any real estate broker in connection with this transaction. Seller shall protect, indemnify, hold harmless and defend Buyer against all claims for sales commissions or other similar compensation that may be asserted by any person with respect to this transaction to the extent that the liability for said compensation shall be based upon actions of Seller. Buyer shall protect, indemnify, hold harmless and defend Seller against all claims for sales commissions or other similar compensation that may be asserted by any person with respect to this transaction to the extent that the liability for said compensation shall be based upon actions of Buyer. The indemnities in this Section shall survive the Closing Date and the recording of the Deed or the termination of this Agreement, as the case may be.
18.    Indemnification. If the Closing occurs, the representations and warranties of Seller set forth in Section 7(a) of this Agreement, which shall be deemed remade on the Closing Date, shall survive Closing for a period of one (1) year after Closing Date (the "Survival Period"). Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, (i) that are suffered or incurred by Buyer if any representation or warranty made by Seller in this Agreement was untrue or incorrect in any material respect as of the date made or any covenant of Seller in this agreement is breached in any material respect, and (ii) that are suffered or incurred by Buyer and arise from a personal injury or property damage claim from a third party unaffiliated with Buyer or any of the Buyer Related Parties (a “Third

Party Claim”) occurring in or on the Real Property before the Closing Date except to the extent the claim arises from the alleged negligence or alleged intentional misconduct of Buyer or any of the Buyer Related Parties. No claim for indemnification under this paragraph shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate Ten Thousand and No/100 Dollars ($10,000.00) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of said one (1) year period and an action shall have been commenced by Buyer against Seller within thirteen (13) months after Closing. As used herein, the term "Cap" shall mean, with respect to Seller, the total aggregate amount of equal to two percent (2%) of the Purchase Price. Seller shall have the right but not the obligation to assume the defense of any Third Party Claim, provided that any counsel retained by Seller for that defense shall be reasonably acceptable to Buyer.
19.    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Buyer shall not assign this Agreement without the prior written consent of Seller, except that Buyer may assign this Agreement without Seller’s consent to one single asset entity that is an affiliate of Buyer, provided further that Buyer shall remain liable under this Agreement notwithstanding any such assignment. As used in the preceding sentence “affiliate” means any entity controlled by or under common control with Buyer. Except in connection with an Exchange (as hereinafter defined), Seller may not assign this Agreement.
20.    No Outside Agreements. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated hereby, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision thereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the parties against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.
21.    No Solicitation. Buyer covenants that between the Contract Date and the Closing Date, neither it nor any of its affiliates shall solicit for employment or offer employment to Andrea Hittle.
22.    Escrow Conditions. This Agreement and any additional documentation executed and delivered in accordance with Section 3 shall serve as escrow instructions; provided, however, that in the event of any inconsistency between said additional documentation and this Agreement, this Agreement shall prevail.
23.    Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart, when so executed, shall be deemed an original. The transmission of a signed counterpart of this Agreement by facsimile or by portable document file (“PDF”) shall have the same force and effect as delivery of an original signed counterpart of this Agreement, and shall constitute valid and effective delivery for all purposes.
24.    Unenforceability. If any provisions of this Agreement or the application thereof to any part or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

25.    Section Headings. The section headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
26.    Time. Time is of the essence of this Agreement and in the performance of the covenants and provisions hereof.
27.    Exhibits. All exhibits referred to in, and attached to, this Agreement are hereby made a part of this Agreement.
28.    Date of Performance. If the date for performance of any act under this Agreement falls on a Saturday, Sunday, or federal holiday, the date for such performance shall automatically be extended to the next succeeding Business Day.
29.    Confidentiality. Pending Closing, Seller and Buyer agree to use commercially reasonable efforts to keep the existence of this Agreement and all of its terms confidential. Disclosures to each party’s respective lenders, investors, attorneys, employees, agents, accountants or other consultants or as may be required by law shall not be a violation of this Section provided that the person or entity receiving such information is first informed of its confidential nature.
30.    Survival. The delivery of the Deed by Seller and acceptance thereof by Buyer, and the filing thereof for record in accordance with the terms and provisions of this Agreement, the delivery of possession of the Property to Buyer, and the delivery by Seller to Buyer of all of the other items that Seller is required to deliver under Section 12(a) of this Agreement shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this Agreement to survive the Closing.
31.    Like Kind Exchange. Either party may desire to close the transaction contemplated by this Agreement as part of a like kind exchange within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Exchange”). Each of Seller and Buyer (each an “Exchanging Party”) reserves the right to assign its rights, but not its obligations hereunder, to a qualified intermediary as provided in Treas. Reg. Section 1.1031(k)-1(g)(4) (the “Qualified Intermediary”), on or before the Closing; provided that this Agreement shall be binding upon the assignee in all respects as to the obligations to the Buyer. The other party (the “Cooperating Party”) hereby agrees to reasonably cooperate with, and take all reasonable steps requested by, the Exchanging Party on or before the Closing Date to facilitate such an exchange, provided that (a) Buyer shall not be required to acquire any additional or substitute property or interests, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of Seller or Buyer under this Agreement, (c) the Cooperating Party shall not be required to incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange) or any reduction or alteration of its rights under this Agreement, and (d) no dates in this Agreement will be extended as a result thereof, except as specifically provided herein. As part of such Exchange, Seller shall convey the Property directly to Buyer. The Exchanging Party shall indemnify and hold the Cooperating Party harmless and defend the Cooperating Party from any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees and expenses and court costs) of any kind and nature in connection with such Exchange or the Cooperating Party’s cooperation with the Exchanging Party to accomplish such Exchange. The terms of this Section shall survive Closing or any earlier termination of this Agreement.
32.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana (without regard to the principles thereof governing conflicts of laws).

33.    Remedies.
(a)    In the event that Buyer defaults in its obligation to proceed to the Closing of the transaction contemplated by this Agreement, after five (5) Business Days’ notice to Buyer and failure to cure (except no notice or cure period shall apply if Buyer fails to deliver the items required under Section 12(b) on the Closing Date), and Seller having satisfied all of its obligations and conditions under this Agreement, including but not limited to delivery to the Escrow Agent of all documents listed in Section 12(a) of this Agreement, Seller’s sole remedy shall be to terminate this Agreement and receive the Earnest Money as liquidated damages, in lieu of all other remedies available to Seller at law or in equity for such default. Seller and Buyer agree that the damages resulting to Seller as a result of such default by Buyer as of the Contract Date are difficult or impossible to ascertain and the liquidated damages set forth in the preceding sentence constitute Seller’s and Buyer’s reasonable estimate of such damages. In the event Seller terminates this Agreement pursuant to this Section 33(a), except as otherwise expressly set forth herein, neither party shall thereafter have any further liability to the other.
(b)    In the event that Seller shall have failed in its obligations to proceed to Closing on the Closing Date or otherwise materially defaults on its obligations hereunder at or prior to Closing for any reason (except failure by Buyer to perform hereunder), or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, after five (5) Business Days’ notice to Seller and failure to cure (except no notice or cure period shall apply if Seller fails to deliver the items required under Section 12(a) on the Closing Date), Buyer shall have the right, as its sole remedies for Seller’s failure to proceed to Closing or other material breach or material default, to either (i) commence within sixty (60) days after the deadline for the Closing Date an action for specific performance, in which case, if Buyer obtains a final non-appealable order directing Seller to convey the Real Property to Buyer, any and all expenses incurred by Buyer in connection with such action, including Buyer’s reasonable attorneys’ fees, shall be credited against the Purchase Price (this provision shall survive the Closing of the transactions contemplated by this Agreement) (it being acknowledged that damages at law would be an inadequate remedy), and to consummate the transaction contemplated by this Agreement in accordance with the provisions of this Agreement, (ii) terminate this Agreement and receive back the Earnest Money and any and all Buyer’s Costs (as hereinafter defined) incurred as of the date of such termination, or (iii) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. In the event Buyer terminates this Agreement pursuant to this Section 33(b), except as otherwise expressly set forth herein, neither party shall thereafter have any further liability to the other. If, Buyer elects the remedy of specific performance and such remedy is not available due to an intentional act by Seller or any affiliate thereof, Buyer may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed $250,000 plus Buyer’s Costs, provided that, notwithstanding anything to the contrary in this Agreement, in no instance shall the total amount of $250,000 and Buyer’s Costs exceed the Cap. For purposes of this Agreement, “Buyer’s Costs” shall mean the actual expenses incurred by Buyer, documented by invoices and receipts delivered to Seller, and paid (A) to Buyer’s attorneys (including in-house attorneys) in connection with the negotiation of this Agreement or the proposed purchase of the Property, (B) to third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Section 6 and (C) to any potential lender in connection with any proposed financing of the Property; provided, however, that such Buyer’s Costs shall be capped in all instances at $150,000.00 PLUS all non-refundable rate lock or spread lock fees actually paid to Buyer’s proposed lender (which shall be paid not earlier than five (5) days prior to Closing and which shall not exceed 2% of the loan amount).
34.    Prohibited Person. For purposes of this Agreement, a “Prohibited Person” means any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (herein called the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specifically designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (herein called “OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in the foregoing clauses (i), (ii), (iii), or (iv). Buyer represents and warrants to Seller, knowing that Seller is relying on such representation and warranty, that Buyer is not a Prohibited Person. Seller represents and warrants to Buyer, knowing that Buyer is relying on such representation and warranty, that Seller is not a Prohibited Person.
35.    3-14 Audit. Seller shall promptly provide to Buyer (at Buyer’s expense and with a reasonable fee to be paid by Buyer to Seller for Seller’s time) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Buyer shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller’s obligation to maintain its records for use under this Section shall be an on-going condition to Buyer’s obligation to Close Escrow, and Seller shall maintain its records for use under this Section 21 for a period of not less than two (2) years after the Closing Date. If Seller fails to make available to Buyer records or other information as required pursuant to this Section above within two (2) business days after Buyer’s request for the same, the Due Diligence Period shall be extended one (1) day for each day such records or other information is not made available to Buyer. If the Due Diligence Period is extended by virtue of the foregoing such that the Closing Date will occur less than ten (10) days after the expiration of the extended Due Diligence Period, the Closing Date shall be automatically extended to the date that is ten (10) days after the expiration of such extended Due Diligence Period; provided, however, that Buyer shall have the option, in its sole and absolute discretion, to require that the Close of Escrow occur earlier than such extended Closing Date by giving written notice thereof to Seller and Escrow Holder. The provisions of this Section shall survive Closing.
36.    JURY TRIAL WAIVER. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH SELLER AND/OR BUYER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH, OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES AND EACH HEREBY REPRESENTS AND WARRANTS TO THE OTHER THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS AND WARRANTS TO THE OTHER THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OF ITS OWN FREE WILL, AND HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT.
37.    Attorneys’ Fees. In any action to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs.

[REMAINDER OF THIS PAGE IS BLANK; SIGNATURES ON NEXT TWO PAGES]

SIGNED AND DELIVERED as of the date first set forth above.

SELLER:

HARRISON PLACE INVESTMENTS, LLC,
an Indiana limited liability company

By:	Brown Realty Manager, Inc.,
a Delaware corporation,
as co-manager

By:	/s/ Lawrence E. Collins
Name:	Lawrence E. Collins
Title:	Vice President

By:	JCAP Management Limited Partnership,
an Arizona limited partnership,
as co-manager

By:	/s/ Brian Johnson
Name:	Brian Johnson
Title:	President

BUYER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Vice President

Escrow Agent executes this Agreement to acknowledge and agree to hold and disburse the Earnest Money in accordance with the terms and provisions of this Agreement. Escrow to be governed under the laws of the State of California.
Executed as of April 29, 2014.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Lorri Beasley
Name:	Lorri Beasley
Title:	National Senior Commercial Escrow Officer

Address for notices:
Chicago Title Insurance Company
4041 MacArthur Blvd. #400
Newport Beach, CA 92660
Attention: Rick Fortunato and Lorri Beasley
Telephone: (949) 724-3114
E-mail: Rick.Fortunato@ctt.com and BeasleyL@CTT.com
Escrow Number: 23348-LB

EXHIBITS AND SCHEDULES

EXHIBIT A -	LEGAL DESCRIPTION OF LAND
EXHIBIT B -	LIST OF PERSONAL PROPERTY
EXHIBIT C -	DUE DILIGENCE DOCUMENTS
EXHIBIT D -	DEED
EXHIBIT E-	ASSIGNMENT AND ASSUMPTION OF LEASES AND PROPERTY AGREEMENTS
EXHIBIT F -	TENANT NOTICE LETTER
EXHIBIT G -	VENDOR NOTICE
EXHIBIT H -	BILL OF SALE
EXHIBIT I -	ASSIGNMENT OF INTANGIBLE PERSONAL PROPERTY
SCHEDULE 7(a)(ix):	PROPERTY AGREEMENTS
SCHEDULE 7(a)(x):	RENT ROLL

EXHIBIT A

Legal Description
5812 BEATLE DRIVE

A part of the Southeast Quarter of Section 5, Township 16 North, Range 5 East, Marion County, Indiana, being more particularly described as follows:

Commencing at the southwest corner of said quarter section; thence North 88 degrees 50 minutes 58 seconds East (bearings based on survey completed by Schneider Corporation, Job No. 426, unrecorded) 42.67 feet along the south line of said quarter section to the centerline of Lee Road as dedicated by Instrument No. 1996-0160709; thence North 1 degree 27 minutes 59 seconds West 1384.54 feet along said centerline of Lee Road; thence North 89 degrees 47 minutes 56 seconds East 40.01 feet to the east right-of-way line of said Lee Road and the point of beginning of this description; thence North 1 degree 27 minutes 59 seconds West 1016.53 feet along the right-of-way line of said Lee Road to a point which is 230.00 feet south of the south right-of-way line of 59th Street; thence North 88 degrees 11 minutes 42 seconds East 780.70 feet parallel with the right-of-way line of said 59th Street to the west right-of-way line of Walter Reed Road; thence South 1 degree 25 minutes 17 seconds East 708.91 feet along the right-of-way line of said Walter Reed Road; thence South 1 degree 12 minutes 38 seconds East 866.89 feet along said right-of-way line to the proposed north right-of-way line of Otis Avenue; thence South 89 degrees 47 minutes 56 seconds West 289.92 feet to the southeast corner of a 6.002-acre tract conveyed to the American Legion per Instrument No.1999-0009590; thence North 1 degree 27 minutes 59 seconds West 537.50 feet along the east line of said 6.002-acre tract to the northeast corner of said tract; thence South 89 degrees 47 minutes 56 seconds West 486.53 feet along the north line of said tract to the point of beginning.

A-1

EXHIBIT B

List of Personal Property

[see following pages]

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

DUE DILIGENCE DOCUMENTS

		To be made available at property or in data room	Not applicable to Property, Seller, or transaction	Not in Seller’s possession
CONSTRUCTION / REHABILITATION
1	Plans & Specifications: Site plan and most current civil, landscape, architectural, structural mechanical, electrical and fire protection plans, including elevations	√
2	Construction contracts, if any, including for all work completed in past 3 years	√
3	Current capital improvements with schedule (past 3 years) and Capital expenditure budget for next 3 years	√ with respect to past 3 years; none budgeted
4	Detailed unit-by-unit list of upgraded vs. non-upgraded units (if applicable)	√
5	Warranties in effect, if any (construction, roof, mechanical equipment, etc.)		none in effect
6
Copies of all licenses, permits, and governmental approvals, including business license (with expiration date & annual costs), fictitious business name statements and building permits (showing placed in service/completion dates)
√
7	Certificate(s) of Occupancy for all buildings			√
8	List and description of tenant or common area work in progress, if any		√
9	Copies of all governmental correspondence or notices pertaining to the property, including but not limited to building code, health code, zoning and fire code,		√
10	Maintenance records/work orders, including water intrusion log, for past 12 months	√
11	Operation & Maintenance (O&M) Manuals, if any, for maintenance of equipment or hazardous materials	√
FINANCIAL
1	Monthly operating statements, YTD & 3-year historical (cash flow and income statements, balance sheets)	√
2	Year-end financial statements: Trailing-12 and audited statements, past 3 years	√
3	Operating budget, current year and/or next available	√

		To be made available at property or in data room	Not applicable to Property, Seller, or transaction	Not in Seller’s possession
4	Property tax bills and Assessment notices, current and past 3 years, (including special assessments or districts and all documentation concerning appeals)	√		Note: Seller’s lender has been making payments so Seller does not have proof of payment
5	Utility bills for any master-metered utility expenses and any resident unit utilities paid by the Property, monthly YTD and past calendar year	√
6	Invoices for the utilities paid by Owner (which contain account numbers)	√		Note: residents’ bills not in Seller’s possession
7	List of meters and required deposits (if any / typically for gas, electric, water, phone)	√
8	Security deposit/resident ledgers, current	√
9	Name and version of accounting software	√
10	Tax returns, past 3 years - For company purchases only		√
11	Loan documents (full closing binder) - For loan assumptions only		√
12	REIT Property Services Questionnaire		Seller declines to provide.
13	General Ledger, prior year, most recent quarter-end and YTD (in Excel format)	√	Note: balance sheet not to be produced
14	Trial Balance, prior year, most recent quarter-end and YTD (in Excel format)	√
15	Bank Statements and Reconciliations, prior year, most recent quarter-end and YTD (monthly)	√
16	Cash Disbursement Journal, prior year, most recent quarter-end and YTD	√
17	Check Register, prior year, most recent quarter-end and YTD	√
18	Accounts Payable Aging Detail, prior year, most recent quarter-end and YTD	√
19	Aged Delinquency Report (showing total rent outstanding) with status of any files placed for eviction or collection	√
20	Rent and expense selections, prior year, most recent quarter-end and YTD (25 respective selections to be made by Buyer’s independent REIT 3-14 auditors based upon items received for #13-17 above)		Buyer’s auditor needs to specify selections before response possible

		To be made available at property or in data room	Not applicable to Property, Seller, or transaction	Not in Seller’s possession
21
Payroll selections, prior year, most recent quarter-end and YTD (2-months of selections to be made by Buyer’s independent REIT 3-14 auditors; detailed support to be requested may include inputs, timecards, reimbursement calculations, agreements or contracts as necessary, to support and recalculate the payroll amounts shown in the financial statements)
Buyer’s auditor needs to specify selections before response possible
MANAGEMENT/LEASING/OPERATIONS
1	Monthly rent rolls, immediately preceding year and YTD, in Excel with lease charges, unit square footage, monthly rent deposits, concessions and lease term shown	√
2	Market rent survey (comparison of subject w/other properties)	√
3	Occupancy history, monthly for past 3 years and current YTD	√
4
Current leases for all tenants with all available tenant correspondence files (including amendments/letters/agreements/ default notices given or received) and all historical litigation pleadings, if any
√
5	Current or former lease selections (25 selections to be made by Buyer’s independent REIT 3-14 auditors)	√	Note: leases will be made available at property	Note: backup is not in Seller’s possession
6	Current form of lease with all addenda	√
7	List of leases under negotiation or currently out for signature		Note: this changes from day to day
8	Current tenant contact sheet (name, address, phone number)	√
9	Current staff list (names, titles, hire dates, salary, unit info, hours per week, list of benefits, commissions offered, if any)	√
10	Job descriptions for staff positions		√
11	Worker’s Comp insurance loss run history, including Experience Modification Rate (YTD & past 3 yrs)		√
12	OSHA 300 Log (most recent 3 years)		√
13	Inventory of personal property on site, including items such as furniture, supplies, appliances	√
14	Property brochure	√
15	List of all active vendors utilized at the property (name, function, contact information)	√
16	Copies of all operating and management service contracts, including but not limited to:
	a. Advertising	√
	b. Alarm monitoring (including any firm alarm & security cameras)			Seller is working on locating a copy.
	c. Cable/TV (including any revenue sharing programs); if none, please indicate so in writing	√

		To be made available at property or in data room	Not applicable to Property, Seller, or transaction	Not in Seller’s possession
	d. Elevator		√
	e. Equipment leases (such as copier, postage machines, key control systems)		√
	f. Fire extinguisher (including any fire sprinkler systems)		√
	g. Furniture rental		√
	h. HVAC		√
	i. Internet (including any leased equipment such as modems and firewalls		√
	j. Janitorial services (including any uniform cleaning services)		√
	k. Landscaping (including any pond/lake maintenance and snow removal)		√
	l. Laundry	√
	m. Pest control (including any termite contracts)		√
	n. Phone (landlines, cell phones, pagers, answering service)		√
	o. Pool (maintenance, emergency phone, etc.)	√
	p. Property management agreement	√
	q. Security (including any on-site courtesy officer arrangements)	√
	r. Trash (including recycling programs); Also a copy of the most recent invoice	√
	s. Revenue Sharing (such as vending machines, pay phones)		√
	t. Collection Recovery		√
	u. Credit/application verification		√
	v. Training programs (including any safety training materials and/or Safety Plan)		√
	w. Software (including any property management software such as OneSite, Yardi, etc.)		√
	x. Common Area Services (such as office cleaning, dog waste removal, etc.)		√
	y. Utility Billing by Third Party		√
	z. Gate/Access Systems (including software for programming access cards/remotes)		√
	aa. Towing/Parking Services		√
	bb. Website Domain (including any website hosting)		√
	cc. Boiler Maintenance and Water Treatment		√
PHYSICAL ITEMS
1	Property information, including number of pools, spas, dumpsters (with size), buildings, storage units, laundry rooms	√
2	Marketing photos, including aerial photos if available		√
3	Parking: indicate carport, garages, or open spaces and how many of each	√
4	Unit floor plans with sq. footage	√
5	List of model units, if any (apt. #, bedrooms, rent loss)	√

		To be made available at property or in data room	Not applicable to Property, Seller, or transaction	Not in Seller’s possession
6	List of fire safety equipment, such as smoke sensors, suppression devices, etc. (including system type, rating, map of locations, etc.)	√
7	Current insurance certificates: Evidence of Commercial Property Insurance and Certificate of Insurance	√
8	Insurance loss run history, past 3 years and YTD (property & general liability)	√
9	Copies of insurance policies, past 3 years	√
10	The following existing third party reports:
	a. Certified, as-built ALTA Survey	√
	b. Appraisal (if dated w/n 24 months)		√
	c. Asbestos		√
	d. Lead-Based Paint Report		√
	e. Engineering study or inspection (structural or otherwise)		√
	f. Mold		√
	g. Phase I Environmental		√
	h. Physical Needs Assessment		√
	i. Operations & Maintenance (O&M) Plans, if any		√
	j. Radon		√
	k. Soils/Geotechnical		√
	l. Termite		√
	m. Fire/Life Safety Inspection Report (current)	√
TITLE AND AGREEMENTS
1	Title Insurance policy or commitment	√
2	Zoning letter	√
3	Pending litigation summary and copies of all pleadings, if applicable		√
4	Governmental Agreements: Any city or county development agreements, bonds, tax increment financing agreements, municipal utility agreements, etc.		√
5	Condo / Association documents, if applicable (articles of incorporation, bylaws, CC&R’s, Declaration of Horizontal Regime, budgets, material notices, rules and regulations, etc.)		√
6	Development Agreements: Any development agreements or restrictions with any private party		√
7	Access Agreements: Any agreements for shared roadways, driveways or other access		√
8	Amenities Agreements: Any reciprocal easement agreements or shared used agreements for any amenities		√
9	Other Agreements: Any agreements that will be binding on the property after closing or that provide any material benefit to or obligation on the property		√

EXHIBIT D

Special Warranty Deed

Grantee’s Address:	Mail Tax Statements to: _______________________ _______________________ _______________________

SPECIAL WARRANTY DEED
This Special Warranty Deed (the “Deed”) is made and entered as of ___________ __, 2014 from HARRISON PLACE INVESTMENTS, LLC, an Indiana limited liability company (“Grantor”), whose address is 2390 Ridgeview Drive, Suite 201, Eau Claire, Wisconsin 54701, to _____________________, a ________________ (“Grantee”), whose address is 18100 Von Karman Ave., Suite 500, Irvine, CA 92612, Attn: Ana Marie del Rio, Esq.

Grantor, for and in consideration of the sum of for and in consideration of the sum of ______________ and No/100 Dollars ($______) paid by Grantee, the receipt of which is hereby acknowledged, does by these presents bargain and sell, convey and confirm unto Grantee the real estate described in Exhibit 1 attached hereto and incorporated herein by reference (the “Property”), to have and to hold the same, together with all rights and appurtenances to the same belonging, unto Grantee, and to its successors and assigns forever, subject however to the specific matters identified on Exhibit 2 attached hereto and incorporated hereby by reference.

Grantor hereby covenants that it and its successors and assigns do and will defend the title to the Property unto Grantee, and its successors and assigns forever against the lawful claims of all persons claiming by or through Grantor and none other.

BALANCE OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, Grantor has hereunto executed these presents the day and year first above written.

WITNESSES:	HARRISON PLACE INVESTMENTS, LLC
an Indiana limited liability company

Printed Name:	By: Brown Realty Manager, Inc.,
a Delaware corporation,
as co-manager

By:
Name:
Title:

By: JCAP Management Limited Partnership.
an Arizona limited partnership,
as co-manager

By:
Name:
Title:

STATE OF _____________    )
) SS
COUNTY OF ____________    )

On this _____ day of _________, 2014, before me personally appeared ________________________, personally known, who, being by me duly sworn, did say that she/he is the ______________ of Brown Realty Manager, Inc., which is a co-manager of HARRISON PLACE INVESTMENTS, LLC and that the foregoing instrument was signed on behalf of such entity and acknowledged the foregoing instrument to be the free act and deed of such entity.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

_______________________
Notary Public

My Commission Expires:
_______________________

STATE OF _____________    )
) SS
COUNTY OF ____________    )

On this _____ day of _________, 2014, before me personally appeared Brian Johnson, personally known, who, being by me duly sworn, did say that he is the President of JCAP Management Limited Partnership, which is a co-manager of HARRISON PLACE INVESTMENTS, LLC and that the foregoing instrument was signed on behalf of such entity and acknowledged the foregoing instrument to be the free act and deed of such entity.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

_______________________
Notary Public

My Commission Expires:
_______________________

This instrument prepared by _______________________, attorney at law.

*** Please return recorded, original document to _________________________________________, __________________________________________________________.

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law.

_______________________

By: ___________________

EXHIBIT 1

LEGAL DESCRIPTION

EXHIBIT 2

PERMITTED EXCEPTIONS

EXHIBIT E

Assignment and Assumption of Leases and Property Agreements

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND PROPERTY AGREEMENTS (this "Assignment") is entered into as of the _____ day of _________, 2014 (the “Assignment Date”), between HARRISON PLACE INVESTMENTS, LLC, an Indiana limited liability company (“Assignor”), having offices at _________________________________, in favor of _________________________ a __________________ ("Assignee"), having offices at 18100 Von Karman Ave., Suite 500, Irvine, CA 92612, Attn: Ana Marie del Rio, Esq.

1.    Property.    The "Property" means the real property located at 5812 Beatle Drive, Indianapolis, in the County of Marion, State of Indiana, commonly known as “Harrison Place Apartments", together with the building, structures and other improvements located thereon.

2.    Leases.    The "Leases" means those leases, tenancies, rental agreements and occupancy agreements affecting the Property which are described on the Rent Roll attached as Exhibit A to this Assignment.

3.    Security Deposits.    "Security Deposits" means those security deposits held by or for Assignor on account of tenants under the Leases as such deposits and with respect to which Assignee received a credit at the closing of the transaction with respect to which this Assignment has been executed and delivered. The Security Deposits are set forth on attached Exhibit A.

4.    Property Agreements.     "Property Contracts" means those certain service contracts, equipment leases and any other leases and other contracts pertaining to the operation of the Property that Assignee has elected to assume which are described in Exhibit B attached to this Assignment.

5.    Assignment.    For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, transfers and assigns to Assignee the entire right, title and interest of Assignor in and to the Leases, the Security Deposits and the Property Agreements.

6.    Assumption.    Assignor assigns to Assignee of its right, title and interest in and to, and Assignee assumes from Assignor all obligations and liabilities of Assignor first arising on or after the Assignment Date (a) under the Leases, (b) the obligation to refund all Security Deposits pursuant to the terms of the Leases, and (c) under the Property Agreements. Assignee covenants and agrees to indemnify and hold the Assignor harmless of and from all liability, loss, damages, costs and expenses including, without limitation, court costs and reasonable attorneys' fees which the Assignor may suffer or incur by reason of any act occurring or accruing with respect to any of the foregoing on and after the Assignment Date. Assignor covenants and agrees to indemnify and hold the Assignor harmless of and from all liability, loss, damages, costs and expenses including, without limitation, court costs and reasonable attorneys' fees which the Assignee may suffer or incur by reason of any act occurring or accruing with respect to any of the foregoing prior to the Assignment Date. The indemnities set forth in this paragraph shall survive for one (1) year from the Assignment Date and shall thereafter terminate.

7.    Attorneys' Fees.    If either Assignee or Assignor, or their respective successors or assigns, file suit to enforce the obligations of the other party under this Assignment, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys.

8.    Successors and Assigns.    This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

9.    Counterparts.    This Assignment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[signatures to follow]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment the day and year first above written.

ASSIGNOR:

HARRISON PLACE INVESTMENTS, LLC,
an Indiana limited liability company

By:     Brown Realty Manager, Inc.,
a Delaware corporation,
as co-manager

By:
Name:
Title:

By:    JCAP Management Limited Partnership,
an Arizona limited partnership,
as co-manager

By:
Name:	Brian Johnson
Title:	President

ASSIGNEE:

_______________________,
a _______________________

By:
Name:
Title:

Attachments:

Exhibit “A” – Rent Roll
Exhibit “B” - Property Agreements

EXHIBIT F

TENANT NOTIFICATION LETTER

Date:_______________

TO: ALL VALUED RESIDENTS OF HARRISON PLACE APARTMENTS

Re:    Notice of Lease Assignment and Transfer of Security Deposit

This letter is to notify you that the property commonly known as Harrison Place Apartments, 5812 Beatle Drive, Indianapolis, Indiana (“Property”) has this date been sold and the ownership transferred.

In connection with this sale, all of the interest of the lessor under your lease of space in the Property, together with your security deposit, have been transferred to the new owner. You are hereby notified that, from and after the date hereof and until further notice, all future payments under your lease should be made payable to “Harrison Place Apartments” and mailed to [**COMMUNITY LEASING OFFICE ADDRESS**]. In addition, all questions or other matters regarding your lease should be directed to the property manager at [**COMMUNITY LEASING OFFICE PHONE NUMBER**].

Thank you for your cooperation.

Sincerely,

SELLER:

HARRISON PLACE INVESTMENTS, LLC,
an Indiana limited liability company

By:     Brown Realty Manager, Inc.,
a Delaware corporation,
as co-manager

By:
Name:
Title:

By:    JCAP Management Limited Partnership,
an Arizona limited partnership,
as co-manager

F-1

By:
Name:	Brian Johnson
Title:	President

NEW OWNER:
____________________________________
____________________________________

By:__________________________________

Its:___________________________________

F-2

EXHIBIT G

Vendor Notice Letter

[Seller Name]

____________, 2014

[Vendor Name and Address]

RE:	Service Contract dated _______, 20__ (the “Contract”)

Please accept this letter as our notice that we have assigned the Contract to _________, which has purchased the Harrison Place Apartments.

Please send all future invoices to:

______________________
______________________
______________________

If you have any questions, please contact _________________, ___________________ at (____) ___________.

Thank you for the service you have provided and we look forward to business opportunities in the future.

Sincerely,

________________

G-1

EXHIBIT H

BILL OF SALE

THIS BILL OF SALE (this "Bill of Sale") is executed as of the _____ day of _________________, 2014, by HARRISON PLACE INVESTMENTS, LLC, an Indiana limited liability company (“Seller”), having offices at ______________________________________, in favor of ________________________ a __________________ ("Buyer"), having offices at 18100 Von Karman Ave., Suite 500, Irvine, CA 92612, Attn: Ana Marie del Rio, Esq.
1.    Real Property.    The "Real Property" shall mean the real property located in the County of Marion, State of Indiana, commonly known as "Harrison Place Apartments" and located at 5812 Beatle Drive, Indianapolis, Indiana.

2.    Personal Property.    The "Personal Property" shall mean those certain articles of personal property used in connection with the operation of the Real Property which are described in Exhibit A attached to this Bill of Sale. The term “Personal Property specifically excludes (i) any and all computer software (other than Microsoft Office if currently installed on the computer hardware and to the extent transferrable to Buyer without fee to Seller), including all programs and applications; (ii) the Excluded Marks (as defined in Section 1 of that certain Sale and Purchase Agreement dated as of ___________ __, 2014 by and between Seller and Steadfast Asset Holdings, Inc.), and (iii) any property owned by tenants of Harrison Place Apartments.

3.    Sale.    For good and valuable consideration received by Seller, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, assigns and transfers the Personal Property to Buyer. Seller covenants and agrees to warrant and forever defend title to the Personal Property unto Buyer against any and all persons lawfully claiming the whole or any part thereof by, through or under Seller, and none other. Except as set forth in the immediately preceding sentence and in that certain Sale and Purchase Agreement dated as of ___________ __, 2014 by and between Seller and Buyer (by assignment from Steadfast Asset Holdings, Inc.), Seller makes no warranties or representations as to the Personal Property. The Personal Property is transferred "AS IS" and ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

[signatures to follow]

H-1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the day and year first above written.

SELLER:

HARRISON PLACE INVESTMENTS, LLC,
an Indiana limited liability company

By:     Brown Realty Manager, Inc.,
a Delaware corporation,
as co-manager

By:
Name:
Title:

By:    JCAP Management Limited Partnership,
an Arizona limited partnership,
as co-manager

By:
Name:	Brian Johnson
Title:	President

H-2

EXHIBIT I

Assignment of Intangible Personal Property
This Assignment of Intangible Personal Property (“Assignment”) is executed by HARRISON PLACE INVESTMENTS, LLC, an Indiana limited liability company (“Seller”), in favor of ________________________, a ______________________ (“Buyer”).
Seller and Steadfast Asset Holdings, Inc. (“SAH”), previously entered into that certain Sale and Purchase Agreement and dated as of __________ __, 2014 (“Purchase Contract”), in which Seller has agreed to sell and SAH has agreed to purchase the real property described in Exhibit “A” attached thereto and the Improvements located thereon (collectively, the “Project”). On or before the date hereof, SAH assigned its rights under the Purchase Contract to Buyer. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Contract.
Pursuant to the Purchase Contract, Seller has agreed to assign, without recourse or warranty (except as expressly set forth in the Purchase Contract), to Buyer all of Seller’s right, title and interest, if any, in and to the Intangible Personal Property (as hereinafter defined).
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.    As used herein, the term “Intangible Personal Property” shall mean a collective reference to all entitlements and intangible personal property in connection with or arising out of the design, construction, ownership, occupancy, use, management, operation, maintenance, repair or ownership of the Real Property, including without limitation all tradenames, service marks, trademarks and logos associated with the Real Property, if any, including Seller’s rights and interest, if any, in the name “Harrison Place Apartments”; the domain name “http:/harrisonplaceapt.com”; Seller’s rights and interest, if any, in and to any plans, specifications, architectural and other engineering drawings for all of the buildings, structures and other improvements constructed on or proposed to be constructed on the Real Property; warranties, guaranties and other contract rights, zoning approvals and other Licenses (to the extent assignable); tenant lists, correspondence with tenants, booklets, manuals and other promotional materials with respect to the Real Property; and all phone number(s) and fax number(s) used in the operation or management of the Real Property by Seller or Seller’s property manager. The term “Intangible Personal Property specifically excludes (i) any and all computer software (other than Microsoft Office if currently installed on the computer hardware); (ii) the Excluded Marks (as defined in Section 1 of the Purchase Contract), and (iii) any property owned by tenants of Harrison Place Apartments.
2.    Assignment. Seller hereby assigns, sells and transfers to Buyer, without recourse or warranty except as set forth in this Paragraph 2 below and in the Purchase Contract, all of Seller’s right, title and interest, if any, in and to the Intangible Personal Property. Seller owns the Intangible Personal Property free and clear of any liens or encumbrances.
3.    Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
4.    Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys’ fees and costs, in addition to any other relief awarded by the court.
5.    Applicable Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of Indiana.
6.    Titles and Section Headings. Titles of sections and subsections contained in this Assignment are inserted for convenience of reference only, and neither form a part of this Assignment or are to be used in its construction or interpretation.
7.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns.
8.    Entire Agreement; Modification. Except for provisions that expressly survive Closing as set forth in the Purchase Contract, this Assignment supersedes all prior agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all parties.

[signatures to follow]

WITNESS the signatures of the undersigned.
Dated: ___________, 2014

SELLER

HARRISON PLACE INVESTMENTS, LLC,
an Indiana limited liability company

By:     Brown Realty Manager, Inc.,
a Delaware corporation,
as co-manager

By:
Name:
Title:

By:    JCAP Management Limited Partnership,
an Arizona limited partnership,
as co-manager

By:
Name:
Title:

BUYER:

___________________________________,
a ___________________________

By:
Name:
Its:

Attachments:

Exhibit “A” – Legal Description

EXHIBIT A

LEGAL DESCRIPTION

SCHEDULE 7(a)(ix)
PROPERTY AGREEMENTS

1.	Apartment Guide

2.	For Rent

3.	Coinmach

4.	Comcast

5.	Micro Air

6.	Rays

7.	ADT

8.	Apartment Association

SCHEDULE 7(a)(x)
RENT ROLL

[See following pages]

[INTENTIONALLY OMMITTED]